Frontier Communications Corporation
3 High Ridge Park
Stamford, Connecticut 06905
(203) 614-5600

September 18, 2013

BY EDGAR – CORRESPONDENCE

U.S. Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C.  20549
Attention:  Larry Spirgel

Re:          Frontier Communications Corporation
Form 10-K for Fiscal Year ended December 31, 2012
Filed February 27, 2013
Form 10-Q for Fiscal Quarter Ended June 30, 2013
Filed August 8, 2013
File No. 001-11001

Ladies and Gentlemen:

Frontier Communications Corporation (the “Company”) is hereby requesting additional time to respond to the comments of the Staff of the Securities and Exchange Commission set forth in the letter dated September 13, 2013 with respect to the above-referenced Form 10-K and Form 10-Q.

The Company expects to respond to the comments on or before October 11, 2013.

If the Staff has any additional questions or comments, please contact the undersigned at (203) 614-5779.

Sincerely,

/s/ Susana D’Emic
Susana D’Emic
Senior Vice President and Controller